CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ev3 INC.
     ev3 Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of the Corporation held on July 21, 2007, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and authorizing and directing officers of the Corporation to solicit and obtain from certain stockholders of the Company their approval by written consent of the amendment pursuant to Section 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Board of Directors of the Corporation hereby declares the advisability of and hereby approves and adopts in all respects an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, pursuant to which the first two sentences of Section 1 of Article IV of such certificate of incorporation shall be amended and restated in their entirety to read as follows:
“The Corporation is authorized to issue two classes of stock which shall be designated “Common Stock” and “Preferred Stock.” The aggregate number of shares of stock which the Corporation shall have authority to issue is (A) three hundred million (300,000,000) shares of common stock with a par value of $0.01 per share (“Common Stock”) and (B) one hundred million (100,000,000) shares of preferred stock with a par value of $0.01 per share (“Preferred Stock”).”
     SECOND: That thereafter, the amendment was duly adopted by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned officer, thereunto duly authorized this           day of                    , 2007.

ev3 INC.

By:	James M. Corbett
Title:	President and Chief Executive Officer